UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 15, 2013

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification No.
1-9513	CMS ENERGY CORPORATION (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-2726431

1-5611	CONSUMERS ENERGY COMPANY (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-0442310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2013, Mr. Kurt L. Darrow was elected to the Boards of Directors (“Boards”) of CMS Energy Corporation (“CMS Energy”) and its principal subsidiary, Consumers Energy Company (“Consumers”). Prior to Mr. Darrow’s election, and pursuant to CMS Energy’s and Consumers’ Bylaws, each of the Boards increased its authorized membership from eleven to twelve members. This increase in the size of each of the Boards and the election of Mr. Darrow to fill the newly created director position is a part of ongoing succession planning by the Boards.

Mr. Darrow is chairman of the board, president and chief executive officer of La-Z-Boy Incorporated. Mr. Darrow is a Member of the Board and Executive Committee of Business Leaders for Michigan, and serves as Vice Chairman on the Board of Mercy Memorial Hospital. He is also a board member of the American Home Furnishings Alliance.

Mr. Darrow has no prior relationship with CMS Energy or Consumers and there are no arrangements or understandings between Mr. Darrow and CMS Energy or Consumers pursuant to which Mr. Darrow was elected as a director. He has been appointed to serve on the Compensation and Human Resources Committee and Finance Committee for both Boards.

In connection with his election to the Boards, Mr. Darrow will enter into Director Indemnification Agreements with CMS Energy and Consumers, effective November 15, 2013. In connection with his election to the CMS Energy Board, Mr. Darrow will receive a restricted stock grant, in a pro-rata amount of the annual restricted stock grant provided to non-employee directors, effective on November 15, 2013, and such restricted shares will vest 100% three years from the original grant date. Going forward, Mr. Darrow will receive director compensation as described in the proxy statement for CMS Energy’s Annual Meeting of Shareholders held on May 17, 2013, which description is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	CMS Energy Corporation News Release dated November 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

CMS ENERGY CORPORATION

Dated: November 15, 2013	By:	/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and Chief Financial Officer

CONSUMERS ENERGY COMPANY

Dated: November 15, 2013	By:	/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and Chief Financial Officer

Exhibit Index

99.1	CMS Energy Corporation News Release dated November 15, 2013